Exhibit 10(b)-6

SIXTH AMENDMENT

OF

THE ETHAN ALLEN RETIREMENT SAVINGS PLAN

(As Amended and Restated

Effective as of January 1, 2005)

WHEREAS, Ethan Allen Inc. (the “Company”) maintains The Ethan Allen Retirement Savings Plan (the “Plan”); and

WHEREAS, it is now desirable to make certain clarifying changes to the Plan;

NOW, THEREFORE, the Plan, is hereby amended in the following particulars, all effective as of November 1, 2004 unless otherwise specified:

1.	By substituting the following for subsection 4.4 of the Plan:

“4.4 Variation, Discontinuance and Resumption of Before-Tax or After-Tax Contributions. Subject to such rules as the Committee may establish and the limitations of subsections 4.1 and 4.2, a Participant may elect to have change the rate of his Before-Tax or After-Tax Contributions, suspend either or both such contributions or resume either or both such contributions. Notwithstanding the foregoing provisions of this subsection 4.4, no change to, suspension or resumption of contributions shall be applied retroactively and all changes to elections (including suspensions of contributions) shall be effective as soon as administratively feasible after the date elected by the Participant.”

2.	By substituting the following for subsection 10.3(e) of the Plan:
“(e)

Payments of principal and interest shall be made by approximately equal payments no less frequently than quarterly on a basis that would permit such loan to be amortized over its term. A prepayment of the entire outstanding principal and interest may be made without penalty. The Committee may require that such loan payments be made by payroll deductions. During any period when payroll deduction is not possible or is not permitted under applicable law, repayment may be made by a direct debit from a Participant's savings or checking account. Notwithstanding the foregoing, a Participant’s repayment obligation may be suspended for any period he is laid off or on an approved leave of absence, up to a maximum of twelve months.”

IN WITNESS WHEREOF, Ethan Allen Inc. has caused this amendment to be signed by its duly authorized officer this 30th day of November, 2004.

ETHAN ALLEN INC.

By: /s/

Its: Vice President Human Resources